BearingPoint Files 2005 Form 10-K and Provides Key Metrics for Q3 2006
McLean, Va., November 22, 2006 — BearingPoint, Inc. (NYSE: BE), one of the world’s largest management and technology consulting firms, today said it has filed its audited 2005 financial statements and 2005 Form 10-K with the Securities and Exchange Commission.
“We are pleased to move another step forward in becoming current with our SEC filings,” said Harry You, BearingPoint’s chief executive officer. “This has been a tremendous effort and I thank everyone for their hard work and dedication in completing this task. In many ways, today’s filing puts the past behind us and we are now moving full speed ahead at completing our 2005 Form 10-Q’s and 2006 filings. We look forward to holding our annual meeting of stockholders on December 14, 2006.”
You concluded: “In the meantime, as demonstrated by the third quarter 2006 business metrics, our core business continues to perform well and BearingPoint is well-positioned for continued success in the future.”
Q3 2006 Key Metrics
BearingPoint also reported key business metrics for the third quarter ended September 30, 2006, which were driven by solid performance in the Company’s core business and continued traction in the marketplace. Highlights of BearingPoint’s third-quarter performance include:
•	Bookings of $811 million, consistent with Q2 of 2006 and a five percent increase over the same quarter in 2005. Total bookings for the first nine months of 2006 were approximately $2.4 billion;

•	Voluntary total employee turnover of 27.5 percent, representing a slight improvement over Q2 2006 and flat over Q3 2005;

•	Total workforce utilization of 77.2 percent up from 76.8 percent in Q2 2006 and up from 74.7 percent in Q3 2005;

•	Billable headcount of approximately 15,300, a slight increase from Q2 2006 and flat year-over-year.
In addition, as of September 30, 2006, cash balances were approximately $274 million.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the firm has over 17,000 employees, and major practice areas focusing on the Public Services, Financial Services and Commercial Services markets. For nearly 100 years, BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. For more information, visit the Company’s website at www.BearingPoint.com.
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Forward Looking Statements
This release contains forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “continue,” “expects,” “intends,” “plans,” “believes,” “in the Company’s view” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and which could materially and adversely affect the Company’s financial condition and results of operations. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ from the forward-looking statements for many reasons, including, without limitation, the following:
The Company’s continuing failure to file required periodic reports with the SEC could result in a loss of business, delisting from the New York Stock Exchange and defaults under the Company’s credit facility if it ceases to obtain extensions for these filings. The Company’s current cash resources might not be sufficient to meet its expected near-term cash needs (e.g., to settle lawsuits). The Company’s credit facility imposes a number of restrictions which may negatively affect its ability to finance future needs, or do so on favorable terms. If the Company violates these restrictions, the Company could be in default under the credit facility or other indebtedness. If the Company’s operating performance is materially and adversely affected, the Company may be required to post cash collateral to support obligations under its credit facility, as well as surety bonds, and the Company may be unable to obtain new surety bonds, letters of credit or bank guarantees in support of client engagements on acceptable terms. If the Company’s borrowings under the credit facility or debentures were to be accelerated, there would be a material and adverse effect on the Company’s financial condition. Downgrades of the Company’s credit ratings could materially and adversely affect its financial condition. Please refer to Item 1A, Risk Factors to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ for additional information regarding risk factors.
Financial and Operational Notes
Bookings represent management’s initial, unaudited estimates of net fees that the company expects to realize over the life of a contract at the time the contract is executed, but limited to the funded value of those contracts, which, with respect to government contracts is typically one year. Subsequent cancellations, extension and other matters may impact the amount of bookings previously reported. Contract extension and increases in scope are treated as bookings only to the extent of the incremental new value. There are no third party standards or requirements governing the calculation of bookings. The company’s calculation involves estimates and judgments to gauge the extent of a client’s commitment, including the type and duration of the agreement, and the presence of termination charges or wind-down costs. The company is providing information regarding its new contract bookings because the company believes doing so provides useful trend information regarding changes in the volume of the company’s new business over time. However, the timing of large, new contract bookings can significantly affect the level of bookings in a particular quarter. Consequently, there may be a sharp increase in bookings in some quarters and not in others. Information regarding the company’s new bookings is not comparable to, nor should it be substituted for, an analysis of the company’s revenues over time. The majority of the company’s contracts are subject to termination by the client on short notice or without notice.
Total workforce utilization is a measure of how chargeable our consultants are to client engagements worldwide. Beginning in 2006, we modified the calculation to include the available hours of employees working on non-chargeable internal projects that had a general relationship to client matters, which will have the effect of lowering our reported utilization figure by an insignificant amount. We also further modified this calculation in 2006 by excluding the holiday and paid vacation time for our employees from the available hours figure. This will have the effect of raising the utilization rate but will make our reporting of this metric more consistent with how we believe our industry peer group measures utilization. This change is reflected in the workforce utilization information contained in this press release.

For Media: Elliot Sloane Sloane & Company ESloane@Sloanepr.com Tel: 212-486-9500	For Investors: Connie Weaver BearingPoint Inc. Connie.Weaver@BearingPoint.com Tel: 908-607-2301

Francesca Luthi BearingPoint Inc. Francesca.Luthi@BearingPoint.com Tel: 908-607-2100
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